Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of June  9, 2010, by and among CrowdGather, Inc., a Nevada corporation, with its principal office at 20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364 (“CGI”), Adisn, Inc., a Delaware corporation, with its principal office at 3777 Long Beach Blvd., Suite 280, Long Beach, CA 90807 (“ADISN”), and Adisn Acquisition Corp., a newly-formed wholly-owned subsidiary of CGI, domiciled in Delaware (“Acquisition Sub” and collectively, the “Parties”).

A.           The respective Boards of Directors of CGI and ADISN deem it advisable and in the best interests of each party and their respective stockholders that CGI acquire ADISN through the merger of Acquisition Sub with and into ADISN, pursuant to which ADISN will survive as the wholly-owned subsidiary of CGI (the “Merger”).

B.           For federal income tax purposes, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

In consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1. Definitions.  Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2. Merger.

(a) Effecting the Merger.  Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, Acquisition Sub shall be merged with and into ADISN, and the separate corporate existence of Acquisition Sub shall thereupon cease and ADISN shall continue as the surviving corporation.  ADISN as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”   The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware General Corporation Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers of ADISN and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ADISN and Acquisition Sub shall become debts, liabilities, and duties of the Surviving Corporation.   At the Effective Time, the certificate of incorporation and the bylaws of ADISN shall be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided therein and under applicable law.

(b) Conversion of Shares.

(i) Each share of Preferred Stock of ADISN (the “ADISN Preferred Shares”) issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Merger and without any action on the part of ADISN, CGI, Acquisition Sub, or the holders of the ADISN Preferred Shares as of the Closing Date, be cancelled and converted into the right to receive that number of validly issued, fully paid and non-assessable shares of common stock of CGI equal to the Preferred Consideration.  No fractional shares will be issued, and any right to receive a fractional share will be rounded-up to the nearest whole share.  The “Preferred Consideration” shall be equal to the Liquidation Preference (as defined in ADISN’s Amended and Restated Certificate of Incorporation in effect immediately prior to the Effective Time) divided by the lower of (i) the 20-day volume weighted average price of CGI’s common stock, the 20th day of which shall be the Trading Day immediately preceding the Closing Date or (ii) the closing price CGI’s common stock on the Closing Date.

(ii) Each share of common stock of ADISN (the “ADISN Shares”) issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Merger and without any action on the part of ADISN, CGI, Acquisition Sub, or the holders of the ADISN Shares as of the Closing Date (the “Original Holders”), be cancelled and converted into the right to receive 0.198 validly issued, fully paid and non-assessable shares of common stock of CGI (the “Share Ratio”) such that the Original Holders will be issued a total of approximately 3,518,907 shares of CGI (the “New CGI Shares”) following the conversion (subject to the escrow obligations set forth in Section 2(c) and subject to deduction for the Lease Escrow pursuant to Section 2(d) below), plus a right to receive the Earn-Out Shares if and when they become issuable.  No fractional shares will be issued, and any right to receive a fractional share will be rounded-up to the nearest whole share.

(iii) At the Effective Time, the ADISN Shares and ADISN Preferred Shares will be deemed canceled and retired and will cease to exist, and each holder of a certificate for ADISN Shares and ADISN Preferred Shares will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing ADISN Shares or ADISN Preferred Shares, CGI will deliver a stock certificate for shares of common stock of CGI to which such person is entitled pursuant to the Share Ratio or the Preferred Consideration, as applicable, bearing any necessary or appropriate restrictive legend.

(iv) At the Effective Time, each share of common stock of Acquisition Sub (“Acquisition Sub Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Corporation.  Each stock certificate evidencing ownership of any shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of such shares of capital stock of the Surviving Corporation.

(v) If any certificate evidencing ADISN Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by CGI, the posting of an indemnity bond, in such reasonable amount as CGI or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, CGI will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of CGI common stock.

(c) Escrow Shares.  As of the Closing Date, certain of the Original Holders shall deliver an aggregate of 1,848,739 New CGI Shares (the “Escrow Shares”) to Esquire Consulting, Inc. (the "Escrow Agent") to be held in escrow in the event ADISN fails to achieve a certain financial performance thresholds for the six-month and the twelve-month periods following the Closing of the Merger as more described in the Escrow Agreement. The terms of the Escrow Agreement shall be substantially in the form of Exhibit A attached hereto.

(d) Earn Out Shares.  If ADISN generates Gross Revenues (as defined below) of more than One Million Five Hundred Sixty Two Thousand Five Hundred Dollars ($1,562,500) (“Performance Threshold”) for the twelve month period following the Closing Date of the Merger (“Earn Out Period”), CGI shall issue an additional One Million Dollars ($1,000,000) to the Original Holders, which shall be payable to Original Holders in shares of CGI’s common stock (“Earn Out Shares”) to be distributed on a pro-rata basis.  The number of Earn Out Shares to be issued to the Original Holders shall be calculated by dividing One Million Dollars ($1,000,000) by the 20-day volume weighted average price of CGI’s common stock, the 20th day of which shall be the Trading Day immediately preceding the one year anniversary of the Closing Date.

The Performance Threshold shall be determined, and if the Performance threshold has been attained, the Earn Out Shares shall be issued to the Original Holders, within five (5) business days following the filing by CGI of its Quarterly Report on Form 10-Q for the fiscal quarter in which end of the Earn Out Period occured, or, if end of the Earn Out Period occured during the fourth quarter of a fiscal year, then within five (5) business days following the filing by the Company of its Annual Report on Form 10-K for such fiscal year, as appropriate.

“Gross Revenues” shall be defined in accordance with US GAAP.

 “Trading Day” shall mean a day on which the New York Stock exchange is open for business.

(e) Lease Escrow Shares.  On the Closing Date, a total of 323,863 New CGI Shares (the “Lease Escrow Shares”) shall be deposited with the Escrow Agent to secure the indemnification obligations in Section 10(c)(iii).  The Lease Escrow Shares shall be distributed to the Original Holders in seven (7) equal installments at the end of each calendar quarter beginning September 30, 2010.  The number of Lease Escrow Shares distributed on any distribution date shall be subject to reduction for any pending or satisfied indemnification claims pursuant to Section 10(c)(iii).  The distribution of the Lease Escrow Shares to the Original Holders shall accelerate and such shares shall be distributed in full immediately following the expiration of the applicable indemnification claims period set forth in Section 10(c)(v).

(f) Lock-up Shares. The New CGI Shares issued to the ADISN Inside Shareholders (as defined below) shall be locked up for twelve (12) months after the Closing Date pursuant to the terms of the Lock-Up Agreement which shall be substantially in the form of Exhibit B attached hereto. Such Lock-Up Agreement shall provide that the ADISN Inside Shareholders may sell fifty percent (50%) of the New CGI Shares during the first three month period after six (6) months from the Closing Date (i.e. Months 7-9 after the Closing Date) and fifty percent (50%) of the New CGI Shares during the second three month period after six (6) months from the Closing Date (i.e. Months 10-12 after the Closing Date). The Escrow Shares issued to the ADISN Inside Shareholders shall be locked up for eighteen (18) months after the Closing Date; provided however, that the Lock-Up Agreement shall provide that the Adisn Inside Shareholders may sell fifty percent (50%) of the Escrow Shares during the first three month period after the conclusion of twelve month period from the Closing Date (“Escrow Period”) (i.e. Months 13-15 after the Closing Date) and fifty percent (50%) of the Escrow Shares during the second three month period after conclusion of Escrow Period (i.e. Months 16-18 after the Closing Date). “ADISN Inside Shareholders” shall be defined as ADISN’s officers, directors, employees, five percent (5%) shareholders and any affiliates of each of those parties, such that the combined ownership of the ADISN Inside Shareholders shall be greater than or equal to ninety percent (90%) of the issued and outstanding shares of capital stock of ADISN.

(g) Piggy-Back Registration Rights.

(i) In the event CGI proposes to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act covering the public offering of any of its stock (other than a registration relating solely to the issuance of securities by CGI pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction), CGI shall promptly give each Original Holder written notice of such registration.  CGI shall use all reasonable efforts to cause to be registered all of the New CGI Shares that each such Original Holder has requested to be included in such registration.  Notwithstanding any other provision of this Agreement and regardless of the registration of any New CGI Shares, the New CGI Shares will continue to be subject the lock up provisions specified in Section 2(f).

(ii) CGI shall have the right to terminate or withdraw any registration initiated by it under this Section 2(f) before the effective date of such registration, whether or not any Original Holder has elected to include New CGI Shares in such registration.

(iii) All expenses (other than underwriting discounts and commissions and stock transfer taxes and fees) incurred in connection with a registration pursuant to Sections 2(f) including, without limitation, registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for CGI shall be borne by CGI.

(iv) If a registration of which CGI gives notice under this Section 2(f) is for an underwritten offering, then CGI shall so advise the Original Holders.  In such event, the right of any Original Holder to include such Original Holder’s New CGI Shares in such registration shall be conditioned upon such Original Holder’s participation in such underwriting and the inclusion of such Original Holder’s New CGI Shares in the underwriting to the extent provided herein.  All Original Holders proposing to distribute their New CGI Shares through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriters advise CGI that marketing factors require a limitation of the number of New CGI Shares to be underwritten or exclusion of the New CGI Shares, then the managing underwriters may exclude the New CGI Shares from the registration and the underwriting.  If any Original Holder disapproves of the terms of any such underwriting, such Original Holder may elect to withdraw therefrom by written notice to CGI and the managing underwriters.  Any New CGI Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

Section 3. Closing Date.  On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of M2 Law Professional Corporation, 500 Newport Center Drive, Suite 800, Newport Beach, California 92660, on June 9, 2010, at 10:00 PT, or such other time, date or place as CGI and ADISN may otherwise agree (the “Closing Date”).

Section 4. RESERVED.

Section 5. ADISN’s Representations and Warranties.  ADISN represents and warrants to CGI that the statements contained in this Section will be true and correct as of the Closing Date, and will not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by ADISN to CGI (the “ADISN Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization.  ADISN is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  ADISN is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Certificate of Incorporation and all amendments thereto, of ADISN, as amended to date, have been made available to CGI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  ADISN is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization.

(i) ADISN’s authorized capital stock consists of 31,328,353 shares of common stock, par value $0.001 per share, and 8,179,959 shares of preferred stock, par value $0.001 per share.

(ii) There are 17,260,526 shares of common stock issued and outstanding and no shares held in the treasury of ADISN.  All of the issued and outstanding shares of ADISN common stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. There are 5,368,099 shares of preferred stock issued and outstanding and no shares held in the treasury of ADISN.  All of the issued and outstanding shares of ADISN preferred stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) Except as set forth on the ADISN Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from ADISN any capital stock of ADISN; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of ADISN.

(c) No Subsidiaries.  ADISN does not own any capital stock or other equity interest in any corporation, partnership, joint venture, or other entity.

(d) Authorization.  ADISN has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by ADISN and the consummation by ADISN of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by ADISN and no other corporate proceedings on the part of ADISN and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by ADISN.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which ADISN is a party constitute the valid and legally binding obligations of ADISN, enforceable against ADISN in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by ADISN of this Agreement and the agreements provided for herein, and the consummation by ADISN of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Certificate of Incorporation or Bylaws of ADISN, or to ADISN’s Knowledge (i) violate the provisions of any law, rule or regulation applicable to ADISN, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of ADISN pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which ADISN is a party or by which ADISN or any of its properties is or may be bound.

(e) No Conflict.  The execution and delivery of this Agreement by ADISN does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of ADISN pursuant to; any material agreement of ADISN or other instrument or obligation of ADISN.

(f) Litigation.  Except as set forth on the ADISN Schedule, there is no action, suit, legal or administrative proceeding or investigation pending or, to ADISN’s Knowledge, threatened against or involving ADISN (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to ADISN’s Knowledge enjoining or requiring ADISN to take any action of any kind with respect to its business, assets or properties.

(g) Insurance.  ADISN does not maintain any insurance policies.

(h) Personal Property.  ADISN has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due.  Such property is used by ADISN in the ordinary course of its business and is sufficient for continued conduct of ADISN’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.  Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i) Intangible Property.  ADISN is the sole and exclusive owner of all right, title and interest in and to all material items of intangible property (including formula and process know-how) necessary for the operation of all material aspects of ADISN’s business as it is currently conducted free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims.  ADISN has the right and authority to use, and to continue to use after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person.

(j) Real Property.  Except as set forth on the ADISN Schedule, ADISN is not a party to any real property lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

(k) Tax Matters.  ADISN has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed.  ADISN has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of ADISN are currently in progress or threatened and no deficiencies have been asserted or to its Knowledge assessed against ADISN as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l) Books and Records.  The general ledger and books of account of ADISN, all minute books of ADISN, all federal, state and local income, franchise, property and other tax returns filed by ADISN, all of which have been made available to CGI, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(m) Contracts and Commitments.  The ADISN Schedule lists all material contracts and agreements to which ADISN is a party, whether written or oral, other than those between ADISN and CGI.  Each such contract is a valid and binding agreement of ADISN, enforceable against ADISN in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties.  ADISN has materially complied with all obligations required pursuant to such contracts to have been performed by ADISN on its part and neither ADISN nor, to its Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n) Compliance with Laws.  ADISN has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  ADISN is not in violation of any material federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o) Employee Benefit Plans.  Except at set forth on the ADISN Schedule, ADISN has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of ADISN.

(p) Indebtedness to and from Affiliates.  ADISN is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of ADISN in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to ADISN except for advances made to employees of ADISN in the ordinary course of business to meet reimbursable business expenses.

(q) Banking Facilities.  The ADISN Schedule sets forth a true, correct, and complete list of:  (i) each bank, savings and loan or similar financial institution in which ADISN has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by ADISN thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

(r) Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by ADISN and that are necessary for the execution and delivery by ADISN of this Agreement or any documents to be executed and delivered by ADISN in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(s) No Brokers.  No broker or finder has acted for ADISN in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of ADISN.

(t) Disclosure.  The information concerning ADISN set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(u) Tax Treatment.  Neither ADISN nor, to the Knowledge of ADISN, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 6. CGI’s and Acquisition Sub’s Representations and Warranties.  Each of CGI and Acquisition Sub represents and warrants to ADISN and the surviving corporation that the statements contained in this Section will be true and correct as of the Closing Date and will not contain any facts, or omit any facts, that render the statements herein to be misleading, except (i) where any variation would not be reasonably likely to have an Adverse Effect, and (ii) as set forth herein and in the disclosure schedule delivered by CGI and Acquisition Sub to ADISN (the “CGI Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization.

(ii) CGI is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  CGI is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to ADISN (if requested by ADISN), are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  CGI is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(iii) Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Copies of its Certificate of Incorporation and Bylaws have been made available to ADISN (if requested by ADISN), are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Acquisition Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization.

(i) CGI’s authorized capital stock consists of 975,000,000 shares of common stock, $0.001 par value.

(ii) There are 39,787,748 shares of common stock issued and outstanding, and no shares of common stock of CGI are held in the treasury of CGI.  All of the issued and outstanding shares of common stock of CGI were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) Except as set forth on the CGI Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from CGI or Acquisition Sub any capital stock of CGI or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of CGI or Acquisition Sub.

(iv) CGI owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

(c) No Subsidiaries.  Except for Acquisition Sub, CGI does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d) Authorization.  Each of CGI and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by CGI and Acquisition Sub and the consummation by CGI and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by CGI and Acquisition Sub, respectively, and no other corporate proceedings on the part of CGI or Acquisition Sub, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CGI and Acquisition Sub.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which CGI or Acquisition Sub is a party constitute the valid and legally binding obligations of CGI and Acquisition Sub, respectively, enforceable against CGI and Acquisition Sub, respectively, in accordance with its terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by CGI and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by CGI and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of CGI or the Certificate of Incorporation or Bylaws of Acquisition Sub or, to CGI’s or Acquisition Sub’s Knowledge, (i) violate the provisions of any law, rule or regulation applicable to CGI or Acquisition Sub, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of CGI or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which CGI or Acquisition Sub is a party or by which CGI or Acquisition Sub or any of their respective properties is or may be bound.

(e) No Conflict.  The execution and delivery of this Agreement by CGI and Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of CGI or Acquisition Sub pursuant to any material agreement of CGI or Acquisition Sub or other instrument or obligation of CGI or Acquisition Sub.

(f) Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to CGI’s Knowledge, threatened against or involving CGI or Acquisition Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to CGI’s Knowledge enjoining or requiring CGI or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

(g) Tax Matters.  Within the times and in the manner prescribed by law, CGI has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed.  CGI has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of CGI are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against CGI as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(h) Books and Records.  The general ledger and books of account of CGI, all minute books of CGI, all federal, state and local income, franchise, property and other tax returns filed by CGI, all reports and filings with the SEC by CGI, all of which have been made available to ADISN (if requested by ADISN), are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(i) Compliance with Laws.  CGI has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  CGI is not in violation of any material federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(j) Employee Benefit Plans.  Except as disclosed in its filings with the SEC, CGI has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of CGI.  With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which CGI could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(k) Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by CGI and Acquisition Sub and that are necessary for the execution and delivery by CGI and Acquisition Sub of this Agreement or any documents to be executed and delivered by CGI and Acquisition Sub in connection therewith have been obtained and satisfied.

(l) No Brokers.  No broker or finder has acted for CGI or Acquisition Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of CGI or Acquisition Sub.

(m) Disclosure.  The information concerning each of CGI and Acquisition Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(n) SEC and State Securities Law Filings.

(i) CGI has timely and properly filed all forms, reports and documents required to be filed with the SEC since formation of CGI.  At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including, in each case, any related notes) contained in CGI’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of CGI as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(o) Tax Treatment.  Neither CGI nor, to the Knowledge of CGI, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 7. Conditions to the Merger.  The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a) Any governmental or third-party approvals required to effect the Merger shall have been obtained.

Section 8. ADISN’s Conditions to the Merger.  The obligation of ADISN to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by ADISN:

(a) Each of the representations and warranties of CGI and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect;

(b) CGI and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it;

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning CGI or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect; and

(d) CGI shall have delivered to ADISN a complete and accurate CGI Schedule and such schedule shall have been approved by ADISN.

Section 9. CGI’s and Acquisition Sub’s Conditions.  The obligations of CGI and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by CGI:

(a) Each of the representations and warranties of ADISN contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect;

(b) ADISN shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning ADISN that has had or could be reasonably likely to have an Adverse Effect;

(d) ADISN shall have delivered to CGI a complete and accurate ADISN Schedule and such schedule shall have been approved by CGI;

(e) ADISN shall have delivered to CGI audited balance sheet of ADISN as of December 31, 2009 and December 31, 2008, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended  December 31, 2009 and December 31, 2008; and

(f) ADISN shall have delivered to CGI an Officer Certificate of authorized officer of ADISN certifying (1) the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing, and (2) compliance with and performance of their obligations with at or before the Closing.

Section 10. Other Covenants and Agreements of the Parties.

(a) Press Releases.  ADISN and CGI will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.  Post-Closing, ADISN will not issue any press releases without the prior written consent of CGI.

(b) Further Agreements, Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) obtaining consents of all third parties and governmental bodies necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (ii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

(c) Indemnification.

(i) Irrespective of any due diligence investigation conducted by the CGI with regard to the transactions contemplated hereby, ADISN shall indemnify and hold CGI and each of its officers and directors (the “CGI Representatives”) harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by CGI or any of CGI Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Adisn as set forth herein.

(ii) CGI shall indemnify and hold ADISN, and each of its officers and directors and the Original Holders (the “ADISN Representatives”) harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by ADISN or any of the ADISN Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by CGI as set forth herein.

(iii) Andrew Moeck shall indemnify and hold ADISN and CGI  harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by ADISN or CGI resulting from (A) that certain Lease Agreement dated January 10, 2008 by and between ADISN and 3777+ Partners L.P. (the “Lease Agreement”) and (B) any wrongful termination claims from former employees of ADISN.

(iv) All claims for indemnity hereunder shall be payable in shares of common stock of CGI and such shares shall be valued at the price of CGI’s common stock on the first day which such shares can be sold.  Indemnification claims payable pursuant to Section 10(c)(i) shall be paid solely from the Escrow Shares held by the Escrow Agent. Indemnification claims payable pursuant to Section 10(c)(ii) shall be paid solely by the issuance of new shares of common stock of CGI.  Indemnification claims payable pursuant to Section 10(c)(iii)(A) shall be payable solely from the Lease Escrow Shares. Indemnification claims payable pursuant to Section 10(c)(iii)(B) shall be payable solely from the Escrow Shares held by the Escrow Agent.

(v) No indemnification claims shall be made under Section 10(c)(i) or (ii) after the first anniversary of the Closing Date.  No indemnification claim shall be made under Section 10(c)(iii)(A) after twenty (20) days after the earlier of (i) the expiration or termination of the Lease Agreement or (ii) the date that ADISN no longer has any obligations under the Lease Agreement. No indemnification claim shall be made under Section 10(c)(iii)(B) after the first anniversary of the Closing Date.

(d) Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by ADISN or any ADISN Representative or by CGI or any CGI Representative, against the other, as the case may be (each an “Indemnitee”), under the provisions of Section 10(c) (an “Indemnity Claim”), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the ADISN Representative, who shall be Andrew Moeck, or CGI. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the ADISN Representative or CGI, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a “Contest”) or to accept liability hereunder. If the ADISN Representative or CGI, as the case may be, does not respond within ten (10) days of the request of such written notice to such written notice, the ADISN Representative or CGI, as the case may be, will be deemed to accept liability. In such event, the Indemnitee will deliver a Notice to the ADISN that there is a determination of liability to Section 10(c) and 10(d). In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration before the American Arbitration Association at a venue to be located in Los Angeles, California. The arbitrators shall be selected by the mutual agreement of the parties. If the parties cannot agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator cannot be agreed upon, the American Arbitration Association in California shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration Association and must be resolved by the arbitrators within thirty (30) days after the matter is submitted to arbitration.

(e) Purchase Price Adjustment.  The Parties agree to treat each indemnification payment pursuant to this Agreement as an adjustment to the merger consideration for all tax purposes and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in Section 1313(a) of the Code.

Section 11. Confidentiality.  Each party shall ensure that any nonpublic information provided to it by any other party in confidence shall be treated as strictly confidential and that all such confidential information that each party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.  Each such party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 12. Miscellaneous.

(a) Survival.  The representations and warranties of the parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time.  This Section 12 shall survive the Effective Time.

(b) No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(c) Notices.  All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the party to receive notice at the following addresses or at such other address as any party may, by notice, direct:

To CGI or	CrowdGather, Inc.
Acquisition Sub:	Adisn Acquisition Corp.
20300 Ventura Blvd. Suite 330
Woodland Hills, California 91364
Fax number:  (818) 435-2473

With a copy to:	M2 Law Professional Corporation
(which will not	Attention: Michael Muellerleile
constitute notice)	500 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Fax number:  (949) 706-1475

To ADISN:	Adisn, Inc.
Attention: Andrew Moeck
3777 Long Beach Blvd., Suite 280
Long Beach, CA 90807
Fax number: (562) 684-0772

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(d) Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(e) Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(f) Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which may be granted or withheld at the sole discretion of such other party.  Any unauthorized assignment is void.

(g) Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(h) Expenses.  Each party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party in connection with the transactions contemplated by this Agreement.

(i) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

(j) Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(k) Entire Agreement.  This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the parties on Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

CrowdGather, Inc.

By:	/s/ Sanjay Sabnani
Sanjay Sabnani, Chief Executive Officer

Adisn Acquisition Corp.

By:	/s/ Sanjay Sabnani
Sanjay Sabnani, Chief Executive Officer

Adisn, Inc.

By:	/s/ Andrew Moeck
Andrew Moeck, Chief Executive Officer

Andrew Moeck

By:	/s/ Andrew Moeck
Andrew Moeck

Schedule 1

Definitions

“Adverse Effect” means, with respect to each party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for recording of the Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Knowledge” means the actual knowledge of the executive officers of a party, without independent investigation.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.